Exhibit 10.5

AMENDMENT TO SENIOR SECURED CREDIT AGREEMENT

AMENDMENT (this “Amendment”) dated as of July 19, 2018, among Fly Aladdin Funding Limited, as Borrower, Fly Aladdin MaltaCo Limited, as Fly Malta, the Lenders, Wilmington Trust (London) Limited, as Security Trustee (the “Security Trustee”) and BNP Paribas, as Administrative Agent (the “Administrative Agent”).

WHEREAS, the parties are party to the Senior Secured Credit Agreement dated as of June 15, 2018 (as otherwise amended, supplemented or modified from time to time, the “Credit Agreement”);

WHEREAS, the parties hereto desire to amend the Credit Agreement in certain respects as set forth herein;

WHEREAS, the Administrative Agent, the Security Trustee and each Lender party to the Credit Agreement has consented to the amendments set forth herein pursuant to the execution and delivery of a Syndication and Amendment Agreement dated July 19, 2018 relating to the Credit Agreement.

NOW, THEREFORE, the parties hereto agree that the Credit Agreement shall be amended as set forth herein, and the parties hereto otherwise agree as follows:

Section 1.          Definitions.   Except as otherwise defined herein, the terms used herein shall have the meanings ascribed thereto in the Credit Agreement.

Section 2.          Amendments.

(a)	A new defined term shall be inserted in Section 1.01 of the Credit Agreement as follows:

"Initial Payment Date" means July 23, 2018"

(b)	The definition of “Payment Date” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Payment Date” means October 23, 2018 and thereafter, each successive three month anniversary of such date; provided that if any Payment Date would otherwise fall on a day that is not a Business Day, such Payment Date shall be the next succeeding Business Day unless such next succeeding Business Day falls in the next calendar month, in which case the immediately preceding Business Day shall be the applicable Payment Date.

(c)	Section 2.07(a) is replaced in its entirety as follows:

"(a) Repayment.  Each of the Borrower and Fly Malta hereby unconditionally promises to pay to the Account Bank for account of the Lenders:

(i) on the applicable Maturity Date (or such earlier date as may be required by the terms of this Agreement), the outstanding principal amount of the Loans made to such Person;

(ii) on each Payment Date, the Required Principal Payment Amount in respect of each Series A Loan and Series B Loan made to such Person; and

(iii) on the Initial Payment Date, (A) all accrued Commitment Fees and (B) all accrued interest on each Loan."

(d)	A new Section 10.04(b)(v) is inserted as follows:

"(v)     Any assignment and transfer of a Lender's portion of its Commitment (i) from the Borrower to Fly Malta or (ii) from Fly Malta to the Borrower, shall be deemed to be (A) a reduction in the outstanding Loans made by the Lenders to the Borrower and a corresponding increase in the outstanding Loans made by the Lenders to Fly Malta (in the case of (i) above) or (B) a reduction in the outstanding Loans made by the Lenders to Fly Malta and a corresponding increase in the outstanding Loans made by the Lenders to the Borrower (in the case of (ii) above), and the requirements of Section 2.16(d) shall not apply to such assignment and transfer of a Lender's portion of its Commitment."

(e)	Annex 2 of the Credit Agreement is replaced in its entirety with Exhibit 1 attached hereto.